Exhibit 10.4

FIRST AMENDMENT TO THE

CASH AMERICA INTERNATIONAL, INC. 401(k) SAVINGS PLAN

(as amended and restated effective January 1, 2010)

THIS AMENDMENT to the Cash America International, Inc. 401(k) Savings Plan (the “Plan”) is made by the Administrative Committee of the Plan (the “Administrative Committee”).

W I T N E S S E T H :

WHEREAS, Cash America International, Inc. (the “Company”) maintains the Plan for the benefit of its employees; and

WHEREAS, Section 13.1 of the Plan provides that the Administrative Committee has the authority to amend the Plan at any time; and

WHEREAS, the Administrative Committee desires to amend the Plan to (i) increase the maximum deferral rate to 75%; (ii) provide for automatic enrollment of coworkers who change status from a position not covered by the Plan to a covered position, effective the first of the month at least 30 days after such status change; (iii) exclude temporary coworkers who have not completed a year of service; (iv) clarify the timing of automatic enrollment of temporary coworkers who complete a year of service; (v) suspend automatic enrollment during October and November of 2010; (vi) remove the rule of parity that would disregard certain service before a break in service, for vesting purposes, for breaks in service ending after September 30, 2010; (vii) comply with the Heroes Earnings Assistance and Relief Tax Act of 2008; (viii) provide for the suspension of required minimum distributions for 2009 pursuant to the Worker, Retiree and Employer Recovery Act of 2008; (ix) provide that distributions in 2009 of amounts that would have been required minimum distributions (and not full account distributions) are not eligible for direct rollover; (x) remove the limit of one hardship withdrawal in any 12-month period; (xi) exclude interns from eligibility for the Plan; and (xii) reflect the crediting of prior service with certain acquired businesses to persons who became employees in connection with those acquisitions;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of October 1, 2010, except as otherwise specified:

1. Section 1.22 of the Plan is amended to read as follows:

1.22 Covered Employee means an Employee of a Participating Company other than:

(a) An Employee who is a “leased employee” within the meaning of Code Section 414(n);

(b) An individual classified as an independent contractor or leased employee under a Participating Company’s customary worker classification practices (whether or not such individual is actually an Employee);

(c) An Employee who is a nonresident alien who receives no earned income from an Affiliate that constitutes income from sources within the United States;

(d) To the extent determined by the Controlling Company or the Administrative Committee and set forth on Schedule E hereto (or in any other records of the Controlling Company or the Administrative Committee), an individual who either (i) becomes an Employee as a result of an acquisition of, or a merger with, one or more companies or enterprises by an Affiliate or an acquisition of all or a portion of the assets or business of a company or enterprise by an Affiliate, or (ii) becomes an Employee in a division or business associated with the companies, enterprises, assets or business described in (i); or

(e) An Employee who is classified by a Participating Company as an intern.

2. Effective as of January 1, 2009, Section 1.34 is amended to read as follows:

1.34 Eligible Rollover Distribution means any distribution to a Participant, his Surviving Spouse (after his death), a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), or a non-spouse Beneficiary, of all or any portion of the balance to the Participant’s credit in the Plan (including any distribution to a Participant of all or any portion of his Account); provided, “Eligible Rollover Distribution” will not include (i) any distribution which is one of a series of substantially equal periodic payments made not less frequently than annually, (A) for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his Beneficiary, or (B) for a specified period of 10 years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9) (or a distribution of only the amount that would have been so required except for the provisions of Code Section 401(a)(9)(H)); (iii) any withdrawals on account of hardship; (iv) the portion of the distribution that is not includible in gross income, except, with respect to distributions after December 31, 2001, to the extent that it is transferred (A) in a direct trustee-to-trustee transfer to a qualified trust or, with respect to distributions after December 31, 2006, to an annuity contract described in Code Section 403(b), and such trust or contract provides for separate accounting for amounts so transferred and earnings thereon, including separately accounting for the portion of such distribution that is includible in gross income and the portion of the distribution which is not so includible, or (B) to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b) (other than an endowment contract); or (v) distributions that are reasonably expected to total less than $200 during the Plan Year. For purposes of this definition, a Beneficiary does not include a Beneficiary that is not an individual, except a Beneficiary that is a trust, of which the beneficiaries are individuals or otherwise meet the requirements to be designated beneficiaries within the meaning of Code Section 401(a)(9)(E).

3. Section 1.41(d) is amended to read as follows:

(d) Computation Period. For purposes of this Section, a “computation period” means the 12-month period that forms the basis for determining an Employee’s Years of Vesting Service or an Employee’s Year of Eligibility Service, as applicable.

4. A new Section 1.68A is added to read as follows:

1.68A Temporary Employee means an Employee who, at the time he initially is employed by an Affiliate, is classified by his employer as a temporary employee.

5. A new Section 1.76A is added, to read as follows:

1.76A Year of Eligibility Service means a 12-consecutive-month period during which an Employee completes no less than 1,000 Hours of Service. For purposes of this Section, the Computation Period initially will be the 12-consecutive-month period beginning on the Employee’s Employment Date and thereafter will be each Plan Year, beginning with the Plan Year that includes the first anniversary of the Employee’s Employment Date. Notwithstanding any provisions to the contrary, Year of Eligibility Service will include any period of qualified military service in accordance with the requirements of Code Section 414(u) for reemployments initiated after December 12, 1994. See Section 2.1(d) for the treatment of periods of employment with predecessor employers.

6. Section 1.77(c) is amended to read as follows:

(c) Pre-Break Service. For Breaks in Service ending on or before September 30, 2010, Years of Vesting Service completed prior to a period in which the Employee incurred 5 or more consecutive Breaks in Service will be disregarded under the Plan if the Employee had no vested interest in employer contributions in his Account attributable to employer contributions at the time the first Break in Service commenced.

7. Section 1.77(d) is amended to read as follows:

(d) Post-Break Service. For Breaks in Service ending on or before September 30, 2010, Years of Vesting Service completed after a period in which the Participant had at least 5 consecutive Breaks in Service will be disregarded for the purpose of determining his vested interest in that portion of his Account which accrued before such Breaks in Service.

8. Section 2.1(a) of the Plan is amended to read as follows:

(a) General Rule. Except as provided in subsections (a)(1), (a)(2), (b) or (c) hereof, every Covered Employee will become an Active Participant on the Entry Date coincident with or next following the date that is such Covered Employee’s 30-day anniversary of the date he first became employed by an Affiliate, provided he is a Covered Employee on such Entry Date.

(1) Temporary Employees. In the case of a Covered Employee who is a Temporary Employee, such Employee will become an Active Participant on the Entry Date coincident with or next following the date on which he first completes 1 Year of Eligibility Service, provided he is a Covered Employee on such Entry Date.

(2) Change in Status. A Temporary Employee who ceases to be a Temporary Employee prior to meeting the eligibility requirements in subsection (a)(1), but who continues to be a Covered Employee, will become an Active Participant on the Entry Date coincident with or next following the later of (i) the date of such change in status, or (ii) the 30-day anniversary of the date he first became employed by an Affiliate, provided he is a Covered Employee on such Entry Date.

9. Section 3.1(a) is amended to read as follows:

(a) Generally. Each Participating Company will contribute to the Plan, on behalf of each Active Participant employed by such Participating Company and for each regular payroll period and for each other payment of Compensation (such as the payment of a bonus) for which such Active Participant has a Deferral Election in effect with such Participating Company, a Before-Tax Contribution in an amount equal to the amount by which such Active Participant’s Compensation has been reduced for such period pursuant to his Deferral Election. The amount of the Before-Tax Contribution will be determined in increments of 1 percent of such Active Participant’s Compensation for each payroll period. The Active Participant may elect to reduce his Compensation for any period by a minimum of 1% and a maximum of 75% (or such other minimum or maximum percentages and/or amounts established by the Administrative Committee from time to time); provided, the maximum limitations in Article VI will apply. Notwithstanding the foregoing, each Active Participant who is a Highly Compensated Employee may not elect to reduce his Compensation for any period by more than 5% [(or other percentage specified by the Administrative Committee as a lower deferral limit for Highly Compensated Employees for the Plan Year than would otherwise apply to Active Participants under this subsection (a))], and each Highly Compensated Employee’s Before-Tax Contributions for a Plan Year will not exceed such percentage of his total Compensation for such Plan Year.

10. Effective as of the date on which this Amendment is executed, the introductory paragraph of Section 3.1(b) of the Plan is amended to read as follows:

(b) Deferral Elections. Each Active Participant who desires that his Participating Company make a Before-Tax Contribution on his behalf may make a Deferral Election. Such Deferral Election will be on a form provided by the Administrative Committee, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe, and will provide for the reduction of the Active Participant’s Compensation for each payment of eligible Compensation made while he is an Active Participant. Notwithstanding the foregoing and absent an affirmative election to the contrary, (i) each Employee who becomes a Participant due to change in status pursuant to Section 2.1(a)(2) or 2.3 will be deemed to have made a Deferral Election at a rate equal to 3 percent (or such other amount as the Administrative Committee determines, in its sole discretion), effective on the Entry Date coincident or next following the 30th day after such Employee becomes a Participant; (ii) each Temporary Employee who becomes a Participant pursuant to Section 2.1(a)(1) will be deemed to have made a Deferral Election at a rate equal to 3 percent (or such other amount as the Administrative Committee determines, in its sole discretion), effective on the Entry Date coincident or next following the 30th day after such Employee completes a Year of Eligibility Service; and (iii) each other Covered Employee hired on or after January 1, 2006, will be deemed to have made a Deferral Election at a rate equal to 3 percent (or such other amount as the Administrative Committee determines, in its sole discretion) on his or her Entry Date. The Administrative Committee in its sole discretion may prescribe such nondiscriminatory terms and conditions governing Deferral Elections as it deems appropriate. Subject to any modifications, additions or exceptions that the Administrative Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Deferral Elections:

11. Section 3.1(b)(1) is amended to read as follows:

(1) Effective Date. An Active Participant’s initial Deferral Election (or deemed Deferral Election, as applicable) with a Participating Company will be effective as soon as practicable after the date on which the Deferral Election is processed by the Participating Company. Notwithstanding the foregoing, for Participants who are deemed to have made a Deferral Election that would otherwise become effective during the period beginning October 1, 2010, and ending November 30, 2010, such deemed Deferral Election will instead become effective as soon as administratively practicable after November 30, 2010.

12. Effective as of January 1, 2007, Section 3.9 is amended by adding the following sentence to the end thereof:

In the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant will be entitled to any additional benefits, other than benefit accruals relating to the period of qualified military service, that would be provided under the Plan if the Participant had resumed then terminated employment due to death.

13. Effective as of January 1, 2007, Section 8.2(b) is amended to read as follows:

(b) The Participant’s death while still employed as an Employee (or as provided in Section 3.9); or

14. Section 9.2(a) is amended to read as follows:

(a) Parameters of Hardship Withdrawals. A Participant may make, on account of hardship, a withdrawal from all vested Accounts (other than his Supplemental Account and any investment earnings attributable to Before-Tax Contributions earned after December 31, 1988). For purposes of this subsection, a withdrawal will be on account of “hardship” if it is necessary to satisfy an immediate and heavy financial need of the Participant. A withdrawal based on financial hardship cannot exceed the amount necessary to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant. The Administrative Committee will make its determination as to whether a Participant has suffered an immediate and heavy financial need and whether it is necessary to use a hardship withdrawal from the Plan to satisfy that need on the basis of all relevant facts and circumstances.

15. Effective as of January 1, 2009, Section 10.1(b)(4) is amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, the provisions of this subsection and the required minimum distributions of Code Section 401(a)(9) will not apply for distributions related to the 2009 calendar year, except that any Participant who would otherwise have received a distribution with respect to 2009 under this subsection may elect to receive the distribution that would have applied in the absence of this sentence and the provisions of Code Section 401(a)(9)(H).

16. Effective as of January 1, 2009, Section 10.2 is amended to read as follows:

10.2 Death Benefits.

If a Participant dies before payment of his benefits from the Plan is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee in accordance with the terms of Section 10.6 will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Account, determined as of the Valuation Date on which the distribution is processed. Benefits will be distributed to such Beneficiary or Beneficiaries as soon as administratively feasible after the date of the Participant’s death (or, if later, after timing restrictions and requirements under the Code are satisfied). As required by Code Section 401(a)(9), in no event will any such distribution be made later than 5 years after the date of the Participant’s death, except for distributions made to such Participant’s Surviving Spouse; provided, for purposes of this provision, the 2009 calendar year will be disregarded. The Administrative Committee may direct the Trustee to distribute a Participant’s Account to a Beneficiary without the written consent of such Beneficiary.

17. Schedule B is amended by adding the following to the end thereof:

69. Effective as of January 25, 2010, Pawnshop Operating Company, LLC, but only for persons who became Employees immediately following and as a result of the acquisition of certain assets of Pawnshop Operating Company, LLC by Cash America Pawn L.P. on January 25, 2010.

70. Effective as of October 1, 2010, Maxit Financial, LLC and its affiliates, but only for persons who became Employees immediately following and as a result of the acquisition of certain assets of Maxit Financial, LLC by Cash America, Inc. of Nevada in October of 2010.

IN WITNESS WHEREOF, the Administrative Committee has caused its duly authorized member to execute this Amendment on the date written below.

ADMINISTRATIVE COMMITTEE

By:	/s/ Randall Blubaugh

Date:	September 23, 2010